Exhibit 99.1

Commonwealth Bancshares, Inc.

Tuesday, 03 August 2021 08:00

Executives

James A. Hillebrand - CEO & Chairman of the Board

T. Clay Stinnett - Executive VP, Treasurer & CFO

Analysts

David Joseph Long - Senior Analyst

John Lawrence Rodis - Director of Banks and Thrifts

Kelly Ann Motta - Associate

Terence James McEvoy - MD & Research Analyst

Presentation

Operator

Good day, and welcome to the Stock Yards Bancorp and Commonwealth Bancshares Merger Announcement Conference Call. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Ja Hillebrand. Please go ahead, sir.

James A. Hillebrand

Thank you very much. Good morning, everybody. Thanks for joining us on the call this morning. This is Ja Hillebrand, Chairman and CEO of Stock Yards Bancorp. I'm also joined on the call by our CFO, Mr. Clay Stinnett; and our President, Phil Poindexter.

As many of you know, earlier this morning, we issued a press release announcing a mentor acquire Commonwealth Bancshares, the holding company for Commonwealth Bank and Trust Company. In addition to this release, I would like to direct everyone to the prepared investor presentation slides that can be accessed either through the Investor Relations page on our website or as part of our SEC Form 8-K filing earlier this morning.

Before we get started, I encourage you to look over our forward-looking statements that can be found on Slide 2 and 3 of the investor presentation.

Let me start with sharing a little bit of information about Commonwealth for those of you who may not be as familiar with them. Just like us, they are deeply rooted in the state of Kentucky. They are the largest privately held bank headquartered here in Louisville, Kentucky. They operate 16 total retail branches, including 10 in Jefferson County, which is the primary county in Louisville, 4 in Shelby County, a continuous County, and 2 in Northern Kentucky within the Cincinnati MSA, which is where we obviously have 6 branches currently already.

While we trace our roots back to 1904 here in Louisville, where I'm speaking to you from today, Commonwealth traces its roots back to 1881 in Shelby County, located due east of Louisville along the I-64 corridor towards Lexington, which is a brand-new market we just expanded to in May of this year.

As of June 30 of this year, Commonwealth reported $1.3 billion in assets, $733 million in loans and $1.1 billion in deposits, $86 million in tangible common equity. And Commonwealth also maintains a sizable wealth management and trust department we're very excited about, with total assets under management of $2.6 billion at quarter end.

I couldn't be more excited about this transaction and do believe it's an important strategic combination for both of our companies. With this combination, we are creating Kentucky's premier community banking franchise, with combined assets of $7.4 billion, $4.9 billion in gross loans, $6.4 billion in deposits and over $7 billion in trust assets under management. We will be serving customers through a 79 branch network that stretches throughout Louisville, Central, Eastern and Northern Kentucky as well as the Cincinnati and Indianapolis metropolitan markets.

The combined franchise will represent the largest bank based in the state of Kentucky by deposit market share, and we will rank third in total deposit market share here in the Louisville MSA with significant core deposit funding available to fund growth opportunities throughout our expansive footprint.

In addition to significantly bolstering our wealth management capabilities, the combination also broadly strengthens our mortgage and private banking operations. In a banking environment where scale has become increasingly important, this transaction improves our competitive position as we strive to meet the constantly evolving needs of our clients and our communities. It's also a complementary fit of business model and cultures with opportunities to expand relationships with Commonwealth customers.

However, as I remind our team each and every single day, community banking isn't about size, it's about service. Both of these banks understand the relationships are far more important than assets. Together, we will be more nimble and powerful to help more consumers and businesses in this region to meet their financial goals. The focus is on better, not bigger.

As I alluded to earlier, this is our second major acquisition in 2021, coming on the heels of our recent acquisition of Kentucky Bank, a 19 branch expansion across Central and Eastern Kentucky, including the Lexington market, representing the fifth acquisition in our company's history. We have extensive and valuable experience, transitioning customers with smooth and swift conversions.

Over the last several years, we have searched out combination opportunities in and around our current 3 markets. Day 1 of our search, we circled Commonwealth as a perfect fit for our culture and organization. Given our acquisition experience, combined with our banks shared credit discipline, we believe that we are well positioned for a well-executed closing and integration. I hope I've provided you a nice introduction to Commonwealth and how we view it as an excellent strategic fit with our organization. We are confident this acquisition will drive long-term shareholder value. As illustrated in our investor presentation, this transaction is very attractive financially with approximately 12% earnings per share accretion in 2023 once our cost savings are fully phased in.

In wrapping up, we are thrilled to welcome Commonwealth to the Stock Yards family and have the utmost respect for their management team and staff. As is the case with many community banking M&A opportunities, we know that people are critical. While there is some overlap in Louisville-based branches, we are closely evaluating each to determine which location best serves our customer base. Our plan is to minimalize displacement within the Commonwealth network.

Now with respect to the management team, I'm very excited to announce that John Key, our current President and Chief Executive Officer, will join us in a senior management position as Director of Strategic Initiatives, and he will serve as a voting member of our executive loan, strategic planning and operations committee.

In addition, I am pleased to welcome Commonwealth's current Board member, Laura Wells to our Board of Directors.

And before I turn it over to Clay to discuss the key financial metrics, I would like to say that there has never been a more exciting time here at Stock Yards Bank as we continue to grow to remain relevant for another 100 years.

Clay?

T. Clay Stinnett

Thank you, Ja. Good morning, everybody.

And as Ja has indicated, we view this combination as an exciting opportunity to leverage the past success of both organizations into what we believe will be an exceptional community banking franchise. Commonwealth has strong market positions in the communities they serve, and we're confident this combination will only strengthen those positions.

If I can start to look at the financial metrics with you, I'll turn you to Page -- Slide 9 of the investor presentation. Commonwealth shareholders will have the right to receive 0.9267 shares of Stock Yards common stock, plus another $11.20 per share in cash for each share they hold. So total consideration will be approximately 80% stock and 20% cash.

Based upon our closing price on July 30 of $47.64, the implied per share purchase price is $55.35, with a total transaction value of approximately $153 million. The purchase price will represent approximately 1.78x tangible book value and 10.4x last 12 months net income for Commonwealth. We believe these financial return metrics are compelling. This first full year earnings per share accretion in 2023 is estimated at 12% and the tangible book value per share dilution is expected to be earned back in less than 2 years under the crossover method, which includes the full impact of merger-related charges in the Day 2 CECL accounting treatment.

On a pro forma basis, Stock Yards shareholders will own approximately 91% of the combined company, while shareholders of Commonwealth will own approximately 9%.

Next, I'll move over to Slide 10 of the presentation and try to highlight some of our major financial modeling assumptions. So we're anticipating 30% cost saves on an adjusted noninterest expense base of $46 million with about 80% of those cost saves realized in 2022 and 100% in the years following. We've also included revenue synergies that we expect to achieve in our analysis, but importantly, those revenue synergies are not included in our financial modeling.

Conservatively, we are expecting combined pretax onetime restructuring charge of approximately $28.2 million and a pretax write-down of other assets of approximately $3.4 million. After completion of a very thorough credit due diligence process, we expect to take a credit mark of approximately 2.2% on the Commonwealth loan portfolio. In addition, there is a Day 2 CECL provision of $8.8 million fully included in the numbers we're presenting today.

In terms of our process, I would highlight that we deployed some of our top internal credit talent to conduct a review of all loan relationships over $2 million and ended up reviewing 68% of the entire loan portfolio, excluding PPP loans. We believe the credit profile is solid, and our estimated credit mark is both conservative and prudent in today's environment.

Finally, I'll touch on capital. The pro forma TCE ratio is expected to be around 8% and total risk-based capital ratio at around 12% at close. So given all the financial metrics of the deal, combined with the opportunities of partnering with one of the best banks in both Louisville and the State of Kentucky, we're very enthusiastic about the path this provides forward for our company.

With that, I'll turn it back over to Ja.

James A. Hillebrand

Thanks, Clay. Very excited about this path forward about this acquisition, the positive impact it will have for our company -- for our combined company. It builds on our strength and enhances scale, profitability and performance. We do anticipate closing this transaction sometime during the fourth quarter of this year, no later than December 31, pending customary approvals, and I look forward to welcoming the Commonwealth team to our Stock Yards family in the New Year. This concludes our prepared remarks for now. I'd like to open it up now for all questions.

Question and Answer

Operator

[Operator Instructions] And the first question will come from Terry McEvoy with Stephens.

Terence James McEvoy

Congratulations on today's news. Maybe just starting, the 30% cost savings, it sounds low just given the overlap of the 2 banks, and I went back in for your last transaction earlier in the year, the cost savings was 26.5%. So I guess my question is, Ja, as you identify maybe some branch consolidation opportunities, will that drive the cost savings higher? And maybe just walk me through where the cost saves are coming from?

James A. Hillebrand

I think as we look at everything, sure, they -- it could drive them higher, and we will obviously look to improve that the best we can without hurting any synergies for the company. Many times an in-market deal, your -- the CEO, our President, don't join the combined company. In this case, we are.

As we grow, we've always been good about making sure we have the infrastructure to support our growth model that we like to look at 15 and 20 years. And with this acquisition, we're excited about having John Key joining us in a very important role and as well as their CFO, who will be joining us. And those are rare in a lot of in-market deals, but needed for us to be able to continue to have -- support our growth.

T. Clay Stinnett

Ja, I'd also point out. Terry, I'd point out as well, the real estate, this organization owns most of the real estate, the cost savings on related branches won't be as high as maybe you see at some other in-market deals. But certainly, we beat this number up pretty hard. And I think the metrics speak for themselves. And typically, we try to be conservative in how we look at things. But once again, did a lot of diligence on those numbers and feel comfortable with what we've presented.

Terence James McEvoy

And then as a follow-up, I wonder if you could discuss Commonwealth mortgage operations, their private banking operations and whether the revenue synergies that maybe you talked about but didn't go into detail, come from those 2 areas? Or as you look at the combined companies, what else could drive revenue higher?

James A. Hillebrand

Yes. I think their wealth management and trust area with $2.6 billion in assets under management is very, very nicely sized for a $1.3 billion asset bank, will be nice combination with our significant wealth management numbers. And along -- so that's an additional, I think, answer to revenue. And that private banking lending area falls right in line with wealth management.

And they do private banking exactly like we do it. Some of that may be the gentlemen that gave me my first opportunity when we were at Citizens Fidelity, which was bought by PNC Bank, runs the private banking, he was the first guy that ever gave me the opportunity to be a private banker. That -- so that's how I came up under in banking. And this [indiscernible], a great man and a great mentor to me and many others.

So our private banking models are very similar and play nicely with the wealth management arm as well as banking, the large owners of -- or excuse me, the owners of some of the large commercial businesses and management teams of our C&I middle market lending area.

Mortgage, as we all know, we anticipate rates came in lower, how many times have we said that. But we definitely feel like the mortgage area will slow in generally in our industry. And so I think we've modeled that in here as well. And they have some areas of their mortgage area that I think will enhance our mortgage department going forward, just what things they do differently, or maybe even better. So we look forward to growing that area. Clay, is there anything I left out?

T. Clay Stinnett

No, that's good, very good.

Operator

The next question will come from Kelly Motta with KBW.

Kelly Ann Motta

Congrats on the deal. I was just wondering about the credit mark that you're taking and their ACL, what they have now? Looks like it's over 2. Just wondering if there's anything in there that's kind of driving it higher? Is that just conservatism or if there's some categories that just have a higher reserve that they have?

T. Clay Stinnett

Yes. Sure, Kelly. I think we feel very good about their portfolio. I think they've been very conservative on how they've accounted for it in the past. We drove a lot of our experience based on the marks we've taken regarding being the Kentucky Bank portfolio and to how we just did that transaction. And so no, I think it's somewhat based on past experience and what we've just seen in the Kentucky Bank to you. But overall, I think we're being a little -- maybe a little unconservative side, but feel very comfortable with the credit quality.

And I think if you look at their history, we can see how that plays out. Obviously, we got a really good look at how the portfolio performed in the last year, 1.5 years with the pandemic and deferrals and those kind of things. So I think we feel very good about the portfolio.

Kelly Ann Motta

And then pro forma capital ratios, total risk-based around 12%. I think it said it's a little lower than how you've operated in the past. But certainly healthy and you do accumulate capital at a good rate. Just do you feel at those levels you're going to be good with what's internally generated? Or how should we be thinking about your capital position pro forma?

T. Clay Stinnett

Sure. I think that's exactly how to think about it. We plan on accreting capital back fairly quickly. Historically, as you said, we've been -- you look at several years ago, we were maybe arguably significantly higher, but still maybe overcapitalized at that point. I still feel that capital levels are very good. And as you said, we'll accrete capital back fairly quickly and plan on building capital from that point.

Kelly Ann Motta

Great. And maybe the last one for me, and then I'll stop -- step back. I know this will be more detailed in the S-4, but just wondering if you could give a kind of brief overview of the motivation of Commonwealth selling at this time?

James A. Hillebrand

The brief motivation?

T. Clay Stinnett

The motivation.

James A. Hillebrand

I think that Commonwealth is known for many years, just like Kentucky Bank for many years that we would have an interest in if they ever look for a partner. And that led to a negotiated transaction for both, which we're very happy about. I think their motivation, you have to ask Darrell Wells himself. But I think he wanted to pick his partner. He likes our currency, always has. We know each other very well, both banks. We've done a lot of projects together, not just in our community, but as banks together. And I think as -- moving forward, I think he just saw the opportunity to partner with and want to be part of growing this Kentucky premier community bank.

Operator

The next question will come from John Rodis with Janney.

John Lawrence Rodis

Just back to the mortgage real quick. Just the footnote, you said the anticipated changes in their mortgage operations, is that just simply the slowdown in the mortgage business? Or is there something else there?

T. Clay Stinnett

Well, I mean I think the whole business will right size itself with a slow anticipated slowdown in the marketplace, as Ja mentioned. So Certainly, there'll be some changes, I think, in the industry as a whole is what we're trying to model there on a go-forward basis.

John Lawrence Rodis

Okay. So -- but then -- so the $46 million in expenses, that's -- it looks like that would be down roughly 20%, 25% from the current run rate. So is that sort of what you're thinking mortgage revenues will be down too sort of in a similar fashion?

T. Clay Stinnett

Well, I mean, I think that may be a fair estimate. I don't know that I have that number at hand, John. But I would say, I mean, we're modeling back to 2018 levels in terms of mortgage production. We think that's more realistic number on a go-forward basis as we get into '22 and '23 with the potential for rates rising and certainly, gosh, if you haven't refinanced your mortgage at this point with where rates have been and how long they've been there. Yes, I just think the opportunities for that business going forward are going to be less than they've been over the last year or 2.

John Lawrence Rodis

Yes. Okay. Ja, maybe just a question for you. I mean a little bit surprised to see you guys do a deal this quickly, but obviously, this was 1 of the banks you identified, as you said. So does this deal -- in addition to Kentucky Bancshares, does this take you out of the market for a little while?

James A. Hillebrand

Yes. Yes. I think first, you're right. You can't plan opportunities, It'd be great if you could, but you can't and you just have to be prepared. Have to make sure your management teams are ready to take advantage of those opportunities, and we definitely are. Yes, I think it takes us off to the sideline for the remainder of this year, and most of 2022, if not all.

John Lawrence Rodis

Okay. Makes sense. And then guys, just one more question for me. Just this isn't really something I had to think about too much a few months ago. But just as you pro forma your $7 billion roughly getting closer to $10 billion, are there meaningful expenses that you would need to have as far as building out infrastructure and stuff to get to $10 billion and cross $10 billion at this point?

James A. Hillebrand

We're not focused on the $10 billion. We're really not. We're focused on executing both of these conversions. We've always been an organic growth strategy, focused on 1 customer at a time and although that seems odd saying it right now and this day after the past 6 months announcing 2 deals. But that is our focus. And that's what we'll continue to do. We're not going to focus on -- we're not focused on trying to get to $10 billion or over $10 billion. It's great that we're going to have some synergies on the revenue and the expense side, but not our focus.

Operator

The next question will come from David Long with Raymond James.

David Joseph Long

Congratulations on the announcement this morning.

Just wanted to talk a little bit about the actual system integration, and I want to see if you had that scheduled. And then as far as the deposit system that you'll be using -- I'm assuming they'll be going under your system. If you could remind us what you guys are currently on? And how you think that integration will run?

T. Clay Stinnett

Yes, David. So we've got the integration scheduled for -- tentatively scheduled for the end -- towards the end of March next year. So they're on the Jack Henry SilverLake, I believe, system, and we're on Fiserv Premier. And so we will be converting from Jack Henry over to Fiserv. Feel good about that conversion. And move forward with it as soon as we finish personally. We've got one scheduled for later this month -- end of this month with Kentucky Bank. So...

James A. Hillebrand

Which is Fiserv to Fiserv.

T. Clay Stinnett

It is Fiserv to Fiserv. Fiserv Premier to Fiserv Premier. So that's going to be a little different in terms of Jack Henry to Fiserv. But certainly, 2 of the big providers and -- will be working closely with Fiserv, and they've got a lot of experience converting off Jack Henry systems.

Operator

The next question will come from Kelly Motta with KBW.

Kelly Ann Motta

Just a quick one. With loan growth, you typically, as you said, been an organic grower in the sense, been pretty good mid- to high single digits. Just wondering if there's anything -- any kind of change in the growth rate with them coming on if it's pretty much the same or more or less?

James A. Hillebrand

Yes, Kelly, obviously, mid- to single high-digit growth just gets to be a bigger number as a dollar amount, but we feel confident in maintaining that single digit, middle -- mid-single-digit to high single-digit growth.

Operator

The next question will come from Terry McEvoy with Stephens.

Terence James McEvoy

Just one other question. The $28 million onetime merger charge. It appeared high when I read the press release, read the presentation. And just relative to the deal value, it's call it 18%, which just feels high. I think the average this year is closer to 8%. So Clay or Ja, do you have any comments on that merger charge? And why it appears to be a little bit elevated?

T. Clay Stinnett

Sure. Well, they just went through -- we just talked about the core systems, and they just went through a conversion to get over to Jack Henry. So a fairly long contract that will be paying a fairly, I would say, much larger than average termination costs is the expectation on that contract, and it's a fairly new contract. So that's part of it. There are also some maybe a little larger than average change in control charges related to this. But those would be the 2 primary drivers, Terry.

And I think the bigger one is certainly the core charges, which are a pretty good size for a deal of this size, especially given the fact, literally, it's been -- I don't even think it's been a year since they converted over to Jack Henry. And so we're right at the beginning of that contract and the termination charge to be very substantial.

Operator

This concludes our question-and-answer session as well as our conference call for today. Thank you for attending today's presentation. You may now disconnect.

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